Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-75078, No. 333-65632 and No. 333-19473 each on Form S-8 of our reports dated September 15, 2005 relating to the consolidated financial statements and consolidated financial statement schedule of Party City Corporation and subsidiary and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Party City Corporation and subsidiary for the fiscal year ended July 2, 2005.
/s/ Deloitte and Touche LLP
New York, New York
September 15, 2005